EXHIBIT 12


                             THE COCA-COLA COMPANY AND SUBSIDIARIES

                      COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 (In millions except ratios)

                          Nine Months
                             Ended                  Year Ended December 31,
                         September 30, ------------------------------------------------
                             1997        1996      1995      1994      1993      1992
                            -------    --------  --------  --------  --------  --------
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles     $4,871     $ 4,596   $ 4,328   $ 3,728   $ 3,185   $ 2,746

 Fixed charges                 224         324       318       236       213       207

Adjustments:
  Capitalized
   interest, net               (12)         (7)       (9)       (5)      (16)      (10)

  Equity income,
   net of dividends           (103)        (89)      (25)       (4)      (35)      (30)
                            -------    --------  --------  --------  --------  --------

 Adjusted earnings          $4,980     $ 4,824   $ 4,612   $ 3,955   $ 3,347   $ 2,913
                            =======    ========  ========  ========  ========  ========


FIXED CHARGES:

 Gross interest
  incurred                  $  200     $   293   $   281   $   204   $   184   $   181

 Interest portion of
  rent expense                  24          31        37        32        29        26
                            -------    --------  --------  --------  --------  --------

 Total fixed charges        $  224     $   324    $  318    $  236   $   213   $   207
                            =======    ========  ========  ========  ========  ========

 Ratios of earnings
  to fixed charges            22.2        14.9      14.5      16.8      15.7      14.1
                            =======    ========  ========  ========  ========  ========


  At September 30, 1997, the Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $360 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.